Exhibit 10.1
CREDIT AGREEMENT
DATED AS OF MAY 13, 2009
AMONG
TUFCO, L.P.
AS BORROWER,
TUFCO TECHNOLOGIES, INC.
AS PARENT
AND
JPMORGAN CHASE BANK, N.A.
AS BANK

2

3

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (the “Agreement”) dated as of May 13, 2009 is among TUFCO, L.P., a limited partnership duly organized and validly existing under the laws of the State of Delaware (the “Borrower”), TUFCO TECHNOLOGIES, INC., a corporation duly organized under the laws of the State of Delaware (“Parent”) and JPMORGAN CHASE BANK, N.A., or any successor or assignee thereof, (the “Bank”). The parties hereto agree as follows:
ARTICLE 1.
Definitions
Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:
“Acquiring Company” has the meaning set forth in Section 11.3 of this Agreement.
“Additional Costs” has the meaning specified in Section 7.1.
“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Advance for the Interest Period, the sum of (i) the Applicable Margin plus (ii) the quotient of (a) the LIBOR Rate applicable to the Interest Period, divided (b) one minus the Reserve Requirement (expressed as a decimal) applicable to the Interest Period.
“Advance” means a LIBOR Rate Advance and “Advances” means all LIBOR Rate Advances under the Revolving Note.
“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Bank be deemed an Affiliate of the Borrower or any Subsidiaries.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Applicable Lending Office” means for the Bank, the lending office of the Bank (or of an Affiliate of the Bank) designated below its name on the signature pages hereof or such other office of the Bank (or of an Affiliate of the Bank) as the Bank may from time to time specify to the Borrower as the office by which the Bank Revolving Loans are to be made and maintained.
“Applicable Margin” means with respect to any LIBOR Rate Advance 2.25% per annum.
“Approved Fund” has the meaning set forth in Section 15.8 of this Agreement.
“Assigning Bank” has the meaning set forth in Section 15.8 of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by the Bank and its assignee pursuant to Section 15.8, in substantially the form of Exhibit “C”.
“Bank” has the meaning set forth in the introductory paragraph of this Agreement.
“Bank Revolving Commitment” means the commitment of the Bank to make revolving loans to the Borrower in an aggregate principal amount of Ten Million Dollars ($10,000,000) pursuant to Section 2.1 of this Agreement.
“Bank Revolving Loans” means the loans made by the Bank to the Borrower pursuant to the Bank Revolving Commitment.
“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.
“Borrowing Base” means the Borrowing Base applicable to the Bank Revolving Loans. Borrowing Base shall mean an amount equal to the sum of (i) 80% of Eligible Accounts and (ii) 50% of Eligible Inventory.
“Business Day” means (i) with respect to the Adjusted LIBOR Rate and any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Texas and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.
“CLO” has the meaning set forth in Section 15.8 of this Agreement.
“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.
“Commercial and Standby L/C(s)” has the meaning specified in Section 4.1.
“Commercial and Standby L/C Liabilities” means, at any time, the aggregate amount available for drawing under all outstanding Commercial and Standby L/Cs and all unreimbursed drawings under Commercial and Standby L/Cs.
“Compliance Certificate” means a certificate in substantially the form of Exhibit “D” properly completed and executed by a Responsible Party of the Parent.

“Consolidated After Tax Net Income” has the meaning specified in Section 12.2.
“Consolidated Net Income” shall mean, for any period, consolidated net income without consideration of income taxes.
“Consolidated Net Worth” shall mean, as of the date of any determination thereof, the amount of shareholders’ equity of Parent and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of Parent and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.
“Consolidated Tangible Net Worth” shall mean, as of the date of any determination thereof, the sum of (a) Consolidated Net Worth as of such date minus (b) the book value of all Intangible Assets of Parent and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.
“Contract Rate” has the meaning set forth in Section 15.12 of this Agreement.
“Debt” means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are past due by more than ninety (90) days but are being contested in good faith by appropriate proceedings diligently pursued; (e) all Capital Lease Obligations of such Person; (f) all Debt or other obligations of others Guaranteed by such Person, the amount of which shall be equal to the lesser of the principal amount of the obligations guaranteed and outstanding and the maximum amount for which the guaranteeing person may be liable; (g) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (h) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds, and similar instruments; (i) all liabilities of such Person in respect of all unfunded vested benefits under any Plan; (j) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on capital stock (or other equity); (k) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting, performance based or similar agreement or any other similar arrangements providing for the deferred payment of the purchase price for an asset or assets; (l) all obligations of such Person under any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these (the amount of the obligations in respect of any agreement under this clause (1) shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount that such Person would be required to pay if such agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP); (m) all obligations of such Person under any Synthetic Lease; and (n) all other obligations for borrowed money or other financial accommodations which are required to be reflected as a liability on the balance sheet of a Person in accordance with GAAP.
“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.
“Default Rate” means, after a Default has occurred, whether or not the Bank elects to accelerate the maturity of the Revolving Note because of such default, all Advances outstanding under the Revolving Note, shall bear interest at a per annum rate equal to the interest rate being charged on the Advance, plus two percent (2.00%) from the date after the Default has occurred. Imposition of this rate shall not affect any limitations contained in the Revolving Note on the Borrower’s right to repay principal on any LIBOR Rate Advance before the expiration of the Interest Period for that Advance. “Dollars” and “$” mean lawful money of the United States of America.
“EBITDA” means, for any period, the total of the following calculated for the Parent and the Subsidiaries without duplication on a consolidated basis for such period: (a) Consolidated After Tax Net Income; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining Consolidated After Tax Net Income; plus (c) interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated After Tax Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated After Tax Net Income.
“Environmental Laws” means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, as such laws, regulations, and requirements may be amended or supplemented from time to time.
“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order, or agreement with any Governmental Authority or other Person, arising from environmental, health, or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.
“Eligible Account” shall mean an Account owing to the Borrower or any of its Subsidiaries which meets the following requirements:
(a)	it arose in the ordinary course of business of the Borrower or any of its Subsidiaries from a bona fide sale or lease of goods, which have been delivered or shipped to the Account Debtor and for which Borrower or any of its Subsidiaries has genuine invoices, shipping documents or receipts;

(b)	it is payable within forty five (45) days or less from date of invoice and is not more than ninety (90) days past original invoice date;

(c)	it is not subject to any prior assignment, claim, lien or security interest whatsoever other than for any security interest of the Bank;
(d)	it is a valid and legally enforceable obligation of an Account Debtor to the reasonable satisfaction of the Bank;

(e)	except as hereinafter provided, it is not subject to setoff, counterclaim, credit allowance, or adjustment by the Account Debtor thereunder, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept and has not returned any of the goods which are subject to such Account; provided that for purposes of determination of the amount of Eligible Accounts, this exception shall be limited to the extent of such setoff, counterclaim, credit, allowance, adjustment or claim;

(f)	it is owed by an Account Debtor located in the United States, is not owing by an Affiliate of the Borrower and no notice of the bankruptcy or insolvency of the Account Debtor thereunder has been received by the Borrower (unless payment thereof is assured by a letter of credit, banker’s acceptance or other credit support reasonably satisfactory to the Bank);

(g)	the Account Debtor is not in default with respect to any obligations owed the Bank;

(h)	it does not arise out of a contract or order which by its terms forbids or makes void or unenforceable the assignment by the Borrower to the Bank of the Account arising with respect thereof; and

(i)	it is not owed by a governmental authority.
     An Account which is at any time an Eligible Account, shall cease to be an Eligible Account during any period in which it fails to meet any of the foregoing requirements.
     Contra accounts shall qualify as an Eligible Account provided the offsetting account payable is paid within normal payment terms allowed by the supplier but in no event more than 30 days from the date of invoice.
     In the event an Account Debtor shall have more than twenty (20%) percent of its existing credit past ninety (90) days of original invoice date, all obligations of the Account Debtor shall be considered past due and excluded as an Eligible Account.
     The terms “Account” and “Account Debtor” shall have the meanings set forth in the Wisconsin Uniform Commercial Code.
“Eligible Inventory” shall mean the Borrower’s or any of its Subsidiaries raw material and finished goods inventory (as that term is defined in the Wisconsin Uniform Commercial Code) and is owned by the Borrower free and clear of all encumbrances and security interests (except for any security interest of the Bank); and the existence, location, amount and lower of cost or wholesale market value of which have certified to in a manner satisfactory to Bank by a representative of the Borrower at such times as Bank may request. Eligible Inventory shall be valued at the lower of cost (measured on a first-in first-out basis) and the market value of such

Eligible Inventory.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.
“ERISA Affiliate” means any corporation, trade, or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.
“Event of Default” has the meaning specified in Section 13.1.
“Fiscal Quarters” means the four (4) periods falling in each Fiscal Year, each such period three calendar months in duration with the first such period in any Fiscal Year beginning on the first day of October and the last such period in any Fiscal Year ending on the last day of September.
“Fiscal Year” means twelve (12) month period beginning on the first day of October and ending on the last day of September of the following year.
“Funded Debt” means, for any period, the total of the following calculated for the Parent and the Subsidiaries without duplication on a consolidated basis for such period: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business; (e) all Capital Lease Obligations of such Person; and (f) all obligations of others Guaranteed by such Person.
“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period, except as otherwise required by GAAP.
“Governmental Authority” means any nation or government, any state or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The amount of any Guarantee shall be equal to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.
“Guarantors” means Tufco Technologies, Inc., Hamco Manufacturing and Distributing, LLC and any Subsidiary of Tufco Technologies, Inc. other than the Borrower including, without limitation, Tufco LLC.
“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law.
“Intangible Assets” shall mean all patents, trademarks, service marks, copyrights, trade names, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, unamortized bond issuance costs, unamortized deferred charges, deferred research and development costs, any write-up of asset value after the date of this Agreement, organizational costs, noncompetition covenants, signing bonuses, and any other assets treated as intangible assets under GAAP.
“Interest Period” means each consecutive one month period, the first of which shall commence on the date of the Revolving Note, ending on the day which corresponds numerically to such date one (1) month thereafter, provided, however, that if there is no such numerically corresponding day in such first succeeding month, such Interest Period shall end on the last Business Day of such first succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Joinder Agreement” means an agreement which has been or will be executed by a Subsidiary as required hereby adding it as a party to the Master Guaranty in substantially the form of Exhibit “B” attached hereto.
“Letters of Credit” means the Commercial and Standby L/Cs.
“Letter of Credit Liabilities” means the Commercial and Standby L/C Liabilities.
“LIBOR Rate” means with respect to any LIBOR Rate Advance for the Interest Period, the interest rate determined by the Bank by reference to Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Bank from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market (the “Page”), to be the rate at approximately 11:00 a.m. London time, two business Days prior to the commencement of the Interest Period for dollar deposits with a maturity equal to the Interest Period. If no LIBOR Rate is available to the Bank, the applicable LIBOR Rate for the Interest Period shall instead be the rate determined by the Bank to be the rate at which the Bank offers to place U.S. dollar deposits having a maturity equal to the Interest Period with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the Interest Period.
“LIBOR Rate Advance” means any borrowing under the Revolving Note when and to the extent that its interest rate is determined by reference to the Adjusted LIBOR Rate.
“Lien” means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.
“Loan Documents” means this Agreement, the Revolving Note, the Master Guaranty, and all other promissory notes, guaranties, letters of credit, interest rate protection agreements and other instruments, agreements, and other documentation executed and delivered pursuant to or in connection with this Agreement.
“Master Guaranty” means that certain Master Guaranty Agreement dated as of even date herewith executed by the Guarantors and any other Subsidiary or other entity who may become a party thereto pursuant to the execution and delivery of a Joinder Agreement in favor of the Bank, which is substantially in the form of Exhibit “E”, as the same may be amended or otherwise modified from time to time.
“Material Adverse Effect” means (a) a material adverse effect on the business, condition (financial or otherwise), operations, or properties of the Borrower and the Subsidiaries taken as a whole or (b) a material adverse effect on the ability of the Bank to enforce a material provision of the Loan Documents. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.
“Maximum Rate” means, at any time and with respect to the Bank, the maximum rate of nonusurious interest under applicable law that the Bank may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Wisconsin law, the applicable rate ceiling shall be the weekly ceiling described in, and computed in accordance with, Chapter 303 of the Wisconsin Finance Code.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six (6) years made or accrued an obligation to make contributions, and which is covered by Title IV of ERISA.

“Obligated Party” means the Guarantors or any other Person (exclusive of the Borrower) who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.
“Obligation” means all obligations, indebtedness, and liabilities of the Borrower or any Obligated Party to the Bank or any Affiliate of the Bank, arising pursuant to the following:
(i) any of the Loan Documents;
(ii) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these entered into by the Bank or any Affiliate thereof with the Borrower or any Obligated Party; and
(iii) any deposit, lock box or cash or treasury management arrangements entered into by the Bank or any Affiliate thereof with Borrower or any Obligated Party, whether any of such obligations, indebtedness or liabilities are now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Bank Revolving Loans, interest on the Bank Revolving Loans and all reasonable and documented out of pocket fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the documentation relating thereto.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.
“Parent” means Tufco Technologies, Inc.
“Participants” has the meaning specified in Section 15.8.
“Payment Date” has the meaning set forth in Section 4.3 of this Agreement.
“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.
“Plan” means any employee benefit plan (other than a Multiemployer Plan) established or maintained by the Borrower or any ERISA Affiliate and to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding six years made or accrued an obligation to make contributions.
“Principal Office” means the principal office of the Bank, located at 111 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.
“Prohibited Transaction” means any transaction set forth in Section 406 or 407 of ERISA or Section 4975(c)(l) of the Code for which there does not exist a statutory or administrative exemption.
“Quarterly Payment Date” means the last day of January, April, July and October of each year, the first of which shall be the first such day after the date of this Agreement.
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulatory Change” means, with respect to the Bank, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including the Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.
“Reimbursement Obligations” means the obligation of the Borrower to reimburse the Bank for any demand for payment or drawing under a Letter of Credit.
“Related Parties” means, with respect to the Bank, the Bank’s Affiliates and the respective directors, officers, employees, agents and advisors of the Bank and the Bank’s Affiliates.
“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property in violation of Environmental Laws.
“Released Parties” has the meaning set forth in Section 15.10 of this Agreement.
“Remedial Action” means all actions required to (a) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, excluding however, any such events where the thirty (30) day notice requirement of Section 4043 of ERISA has been waived either by statute or by the PBGC.
“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.
“Responsible Party” means with respect to any Person, the president, chief financial officer or chief accounting officer of such Person.
“Revolving Note” means the Note provided for by Section 2.2 and all amendments or other modifications thereof.
“Revolving Termination Date” means May 18, 2010, or such earlier date on which the Bank Revolving Commitment terminates as provided in this Agreement.
“Subsidiary” means any corporation (or other entity) of which at least a majority of the outstanding shares of stock (or other ownership interests) having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such corporation (or other entity) (irrespective of whether or not at the time stock (or other ownership interests) of any other class or classes of such corporation (or other entity) shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent or one or more of the Subsidiaries or by the Parent and one or more of the Subsidiaries.
“Synthetic Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.
“Transferring Subsidiary” has the meaning set forth in Section 11.3 of this Agreement.
“UCC” means the Uniform Commercial Code as in effect in the State of Wisconsin.
Section 1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words “hereof, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.
Section 1.3. Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Banks hereunder shall be prepared, in accordance with GAAP on a consistent basis (except as otherwise provided herein). All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP on a consistent basis (except as otherwise provided herein). To enable the ready and consistent determination of compliance by the Parent with its obligations under this Agreement, the Parent will not change the manner in which either the last day of its Fiscal Year or the last days of the first three Fiscal Quarters of its Fiscal Year is calculated. In the event any changes in accounting principles required by GAAP or recommended by the Parent’s certified public accountants and implemented by the Parent occur and such changes result in a change in the method of the calculation of financial covenants, standards, or terms under this Agreement, then the Parent, the Agent, and the Banks agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such changes with the desired result that the criteria for evaluating such covenants, standards, or terms shall be the same after such changes as if such changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Agent, the Parent, and the Banks, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such changes had not occurred.
Section 1.4. Time of Day. Unless otherwise indicated, all references in this Agreement to times of day shall be references to Chicago, Illinois time.
ARTICLE 2.
Revolving Credit Facility
Section 2.1. Bank Revolving Commitment. Subject to the terms and conditions of this Agreement, the Bank agrees to make one or more advances to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Bank’s Revolving Commitment; provided, however the Bank Revolving Loans shall not at any time exceed the Borrowing Base.
Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay, and reborrow hereunder the amount of the Bank’s Revolving Commitment until the Revolving Termination Date. The Borrower shall be obligated to pay only the amount of the Bank Revolving Loans actually made, together with interest on the amounts of the Bank Revolving Loans actually made to the Borrower which are outstanding from time to time. The Bank Revolving Loans shall bear interest at the Adjusted LIBOR Rate. Interest shall be payable on the last day of each Interest Period and on the Revolving Termination Date.
Section 2.2. Noteless Agreement; or Note. (i) The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Bank resulting from each advance made by the Bank from time to time, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder.
(ii) The entries maintained in the account(s) maintained pursuant to paragraph (i) above shall be prima facie evidence of the existence and amount of the Obligations therein recorded; provided; however, that the failure of the Bank to maintain such account(s) or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.
(iii) The Bank may request that its advances be evidenced by a promissory note in substantially the form of Exhibit A-2.2 (a “Note”). In such event, the Borrower shall prepare, execute and deliver to the Bank such Note payable to the order of the Bank. Thereafter, the advances evidenced by such Note and interest thereon shall at all times, prior to any assignment, be represented by one or more Notes payable to the order of the payee named therein, except to the extent that the Bank subsequently returns any such Note for cancellation and requests that such advances once again be evidenced as described in paragraph (i) above.
Section 2.3. Repayment of Bank Revolving Loans. The Borrower shall pay to the Bank the outstanding principal amount of the Bank Revolving Loans on the Revolving Termination Date.

The Borrower shall also make such payments of principal with respect to the Bank Revolving Loans so that the principal amount of the then outstanding Bank Revolving Loans does not exceed the then current Borrowing Base.
Section 2.4. Use of Proceeds. The proceeds of the Bank Revolving Loans shall be used by the Borrower for working capital, capital expenditures and other general corporate purposes.
Section 2.5. Revolving Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee on the daily average unused amount of the Bank’s Revolving Commitment for the period from and including the Closing Date to and including the Revolving Termination Date, at a rate equal to 0.50% per annum. Accrued commitment fees under this Section 2.5 shall be payable in arrears on each Quarterly Payment Date and on the Revolving Termination Date.
Section 2.6. Reduction or Termination of Bank Revolving Commitment. The Borrower shall have the right to terminate or reduce in part the unused portion of the Bank Revolving Commitment at any time and from time to time, provided that the Borrower shall give written notice of each such termination or reduction to the Bank. The Bank Revolving Commitment may not be reinstated after it has been terminated or reduced. The Bank shall have no obligation or commitment to extend the Revolving Termination Date.
Section 2.7. Facility Fee. The Borrower shall pay the Bank a Facility Fee of $15,000 upon execution of this Agreement by the parties.
ARTICLE 3.
SWEEP AGREEMENT
Section 3.1. Sweep Agreement. Pursuant to a Treasury Management Services Agreement made by and between the Borrower and the Bank and a Bank Sweep — Loan and Investment Authorization Agreement, the Borrower has requested and authorized the Bank: (a) to apply any collected balances (after funding advances) remaining at the end of any day in the Borrower’s operating account number 660613787 to the repayment of the principal balance of the Borrower’s outstanding Bank Revolving Loans and (b) to make Bank Revolving Loans to the Borrower hereunder at the end of any day in which the Borrower shall have an overdraft (negative ledger balance) (a “Deficiency Amount”) after crediting all deposits received in immediately available funds and debiting all withdrawals made and checks presented against such operating account and honored by the Bank as of such date, which Bank Revolving Loans shall be in the amount of the Deficiency Amount(s), without any other request or authorization therefore from the Borrower and without notice to the Borrower. A Bank Revolving Loan Notice shall not be required in connection with a Bank Revolving Loan made to cover any Deficiency Amount in the Borrower’s operating account on a day to day basis. Unless the Bank determines that any applicable condition of this Agreement has not been satisfied, the Bank will make the proceeds of each Bank Revolving Loan available to the Borrower at the end of each day by crediting such funds to a demand deposit account of the Borrower at the Bank as specified by the Borrower (or such other account mutually agreed upon in writing between Bank and the Borrower). If the Bank makes a new Bank Revolving Loan to the Borrower hereunder on a day on which the Borrower is required to or has elected to repay all or any part of an outstanding Bank Revolving Loan to the Borrower from the Bank, the Bank shall apply the proceeds of its new Bank Revolving Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to the Borrower. The Borrower hereby authorizes the Bank to rely on telephonic, facsimile or written instructions of any person identifying himself or herself as a person authorized to request a Bank Revolving Loan or to make a repayment hereunder, and on any signature which the Bank believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such person were actually authorized or such signature were genuine. The Borrower agrees to indemnify the Bank and hold it harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Bank Revolving Loans or making repayments hereunder unless such acceptance results from the gross negligence or willful misconduct of the Bank as determined by a Court of competent jurisdiction.
ARTICLE 4.
Letters of Credit
Section 4.1. Commitment to Issue Commercial and Standby L/Cs. The Borrower may utilize the Bank Revolving Commitment by requesting that the Bank issue, and the Bank, subject to the terms and conditions of this Agreement, shall issue, commercial, standby or documentary letters of credit for the Borrower’s or one of the Subsidiaries’ account (such letters of credit (the “Commercial and Standby L/Cs”); provided, however:
(a) the aggregate amount of outstanding Commercial and Standby L/C Liabilities shall not at any time exceed One Million Dollars ($1,000,000); and
(b) the outstanding Bank Revolving Loans shall not at any time exceed the lesser of the Bank Revolving Commitment or the Borrowing Base.
Section 4.2. Request Procedure. The Borrower shall give the Bank at least three (3) Business Days irrevocable prior notice (effective upon receipt) specifying the date of each Letter of Credit and the nature of the transactions to be supported thereby. Each Letter of Credit shall have an expiration date that does not extend beyond the earlier of (i) one (1) year from the date of its issuance, provided that any Letter of Credit may provide for the renewal of the expiration date thereof for additional one-year periods (which shall in no event extend the expiration date thereof beyond the date provided for in the next clause (ii)) or (ii) a date which is five (5) days prior to the Revolving Termination Date. Each Letter of Credit shall be payable in Dollars, must support a transaction entered into in the ordinary course of the Borrower’s business and shall be issued pursuant to such documentation as the Bank may require, including, without limitation, the Bank’s standard form letter of credit request and reimbursement agreement; provided, that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.
Section 4.3. Letter of Credit Fees. The Borrower will pay to the Bank a letter of credit fee on the amount available for drawings under each standby Letter of Credit, such standby letter of credit fee: (i) to be paid in arrears on each Quarterly Payment Date following the date the standby Letter of Credit is issued until the date of expiration or termination thereof (each such date herein a “Payment Date”) and (ii) to be calculated for the period from and including the preceding Payment Date (or with respect to the first such payment, from and including the date of issuance of the standby Letter of Credit) to and excluding the earlier of the next Payment Date or the date of expiration or termination of the standby Letter of Credit at a rate equal to the Adjusted LIBOR Rate.
With respect to commercial Letters of Credit, the Borrower shall pay to the Bank a letter of credit fee in such amounts as is customarily charged by the Bank for issuance of commercial Letters of Credit.
Section 4.4. Reimbursements. The Borrower shall be irrevocably and unconditionally obligated to immediately reimburse the Bank for any amounts paid by the Bank upon any demand for payment or drawing under any Letter of Credit, without (except as specifically set forth in this Section 4.4) presentment, demand, protest, or other formalities of any kind. All payments on the Reimbursement Obligations shall be made: (i) if no Default has occurred or the Bank otherwise elects, by Bank Revolving Loans made automatically in the amount equal to the lesser of (A) such Reimbursement Obligations or (B) the difference of the aggregate Bank Revolving Commitment minus the outstanding Revolving Loans or (ii) if a Default has occurred and the Bank has not made the election under clause (i), by the Borrower to the Bank at the Principal Office in Dollars and in immediately available funds, without setoff, deduction or counterclaim not later than 3:00 p.m. on the date of the corresponding payment under such Letter of Credit; provided, that in the case of this clause (ii) only, the Bank has provided notice to the Borrower prior to 12:00 noon on such day that such payment is due. In the event such notice is received after 12:00 noon on a Business Day, such payment shall be due not later than 3:00 p.m. on the next succeeding Business Day.
Section 4.5. Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including without limitation, in either case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to or departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense or other rights which the Borrower, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, the Bank, or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or (v) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by the Borrower if the Borrower proves in a final nonappealable judgment that it was damaged and that such damage arose directly from the Bank’s willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.
Section 4.6. Issuer Responsibility. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the

Bank nor any of its respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Bank; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; or (d) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. Notwithstanding the forgoing, the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent of any direct, but not indirect, consequential or punitive, damages suffered by the Borrower which the Borrower proves in a final nonappealable judgment were caused by (i) the Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) the Bank’s willful failure to pay under any Letter of Credit after presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. The Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
ARTICLE 5.
Interest and Fees
Section 5.1. Interest Rate. Subject to Section 15.12, the Borrower shall pay to the Bank interest on the unpaid principal amount of the Bank Revolving Loans made by the Bank for the period commencing on the date of the Bank Revolving Loans to but excluding the date the Bank Revolving Loans are due at such times and at the rate of interest specified in Section 2.1 of this Agreement.
Section 5.2. Default Interest. Notwithstanding the foregoing, the Borrower will pay to the Bank interest at the applicable Default Rate on any principal of any Bank Revolving Loans made by the Bank, and (to the fullest extent permitted by law) any other amount payable by the Borrower under any Loan Document to or for the account of the Bank, that is not paid in full on the date due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.
Section 5.3. Computations. Interest and fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

ARTICLE 6.
(RESERVED)
ARTICLE 7.
Yield Protection and Illegality
Section 7.1. Additional Costs.
(a) The Borrower shall pay directly to the Bank from time to time such amounts as the Bank may determine to be necessary to compensate it for any reasonable costs incurred by the Bank which the Bank determines are directly attributable to its making or maintaining of any Bank Revolving Loans hereunder or its obligation to make any of the Bank Revolving Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any Bank Revolving Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which:
(i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Revolving Note in respect of any of the Bank Revolving Loans (other than franchise taxes and taxes imposed on the overall net income of the Bank or its Applicable Lending Office for any of the Bank Revolving Loans by the United States of America or the jurisdiction in which the Bank has its Principal Office or the Applicable Lending Office);
(ii) imposes or modifies any reserve (other than the Reserve Requirement), special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, the Bank (including any of the Bank Revolving Loans; or
(iii) imposes any other condition affecting this Agreement or the Revolving Note or any of such extensions of credit or liabilities or commitments and which results in additional cost or expense to the Bank.
The Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 7.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Bank Revolving Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of the Bank, violate any law, rule, or regulation or be in any way disadvantageous to the Bank. The Bank will furnish the Borrower with a certificate setting forth the basis and the amount of each request of the Bank for compensation under this Section 7.1(a). If the Bank requests compensation from the Borrower under this subsection Section 7.1(a), the Borrower may, by notice to the Bank suspend the obligation of the Bank to make Bank Revolving Loans until the Regulatory Change giving rise to such request ceases to be in effect.
(b) Without limiting the effect of the foregoing provisions of this Section 7.1, in the event that,

by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on the Bank Revolving Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes Bank Revolving Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrower the obligation of the Bank to make Bank Revolving Loans hereunder shall be suspended until the Regulatory Change giving rise to such request ceases to be in effect.
(c) Determinations and allocations by the Bank for purposes of this Section 7.1 of the effect of any Regulatory Change on its costs of maintaining its obligation to make Bank Revolving Loans or of making or maintaining Bank Revolving Loans or on amounts receivable by it in respect of the Bank Revolving Loans, and of the additional amounts required to compensate the Bank in respect of any Additional Costs, shall, absent manifest error, be conclusive, provided that such determinations and allocations are made on a reasonable basis.
Section 7.2. Limitation on Bank Revolving Loans. Anything herein to the contrary notwithstanding, if with respect to the Bank Revolving Loans:
(a) The Bank determines (which determination shall be conclusive) that quotations of interest rates are not being provided for purposes of determining the rate of interest for the Bank Revolving Loans; or
(b) The Bank determines (which determination shall be conclusive) that the relevant rates of interest for the Bank Revolving Loans do not accurately reflect the cost to the Bank of making or maintaining the Bank Revolving Loans;
then the Bank shall give the Borrower prompt notice thereof and so long as such condition remains in effect, the Bank shall be under no obligation to make additional Bank Revolving Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) prepay the Bank Revolving Loans. Determinations made under this Section 7.2 shall be made on a reasonable basis.
Section 7.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for the Bank or its Applicable Lending Office to (a) honor its obligation to make Bank Revolving Loans hereunder or (b) maintain Bank Revolving Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank’s obligation to make or maintain Bank Revolving Loans hereunder shall be suspended until such time as the Bank may again make and maintain Bank Revolving Loans.
Section 7.4. Compensation. The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:
(a) Any payment or prepayment of Bank Revolving Loans for any reason (including, without limitation, the acceleration of the outstanding Bank Revolving Loans pursuant to Section 13.2(a)) on a date other than the last day of an Interest Period; or

(b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article 8 to be satisfied) to borrow or prepay the Bank Revolving Loans on the date for such borrowing or prepayment specified in the relevant notice of borrowing or prepayment under this Agreement.
Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or not borrowed for the period from the date of such payment or failure to borrow to the last day of the Interest Period (or, in the case of a failure to borrow, the Interest Period which would have commenced on the date specified for such borrowing) at the applicable rate of interest provided for herein over (ii) the interest component of the amount the Bank would have bid in the London interbank market for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.
Section 7.5. Capital Adequacy. If after the date hereof, the Bank shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on the Bank’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which the Bank (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration the Bank’s policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within ten (10) Business Days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its parent) for such reduction. A certificate of the Bank claiming compensation under this Section 7.5 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, the Bank may use any reasonable averaging and attribution methods. With respect to each demand by the Bank under this Section 7.5, the Bank shall have the right to demand compensation for amounts attributable to any reduction in the Bank’s rate of return occurring at any time before the date which is six (6) months prior to the date the Bank gives such demand for compensation to the Borrower.
ARTICLE 8.
Conditions Precedent
Section 8.1. Agreement. The obligation of the Bank to make its initial extension of credit provided for hereunder is subject to the condition precedent that the Bank shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Bank:
(a) Resolutions. Resolutions of the Board of Directors of the Parent certified by its Secretary or an Assistant Secretary, which authorize: (i) its execution, delivery, and performance of the Loan Documents to which it is, or is to be, a party; (ii) its execution, delivery, and performance, as the sole managing member of Tufco LLC, of the Loan Documents to which Tufco LLC is, or is to be, a party; and (iii) Tufco LLC’s execution, delivery, and performance, on behalf of and as the managing general partner of the Borrower, of the Loan Documents to which the Borrower is, or is to be, a party.
(b) Incumbency Certificate. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Parent, certifying the name of each of such party’s officers (i) who are authorized to sign the Loan Documents to which the Parent, Tufco LLC or the Borrower is, or is to be, a party on behalf of such party (including the certificates contemplated herein) together with specimen signatures of each such officers and (ii) who will, until replaced by other officers duly authorized for that purpose, act as its representative for the purposes of signing documentation and giving notices and other communications in connection with the Loan Documents.
(c) Revolving Note. If required by the Bank, the Revolving Note executed by the Borrower.
(d) Master Guarantee. The Master Guaranty executed by each of the Guarantors.
(e) Fees and Expenses. Evidence that all fees and other amounts due and payable on the Closing Date to the Bank, including the costs and expenses (including attorneys’ fees) referred to in Section 15.1, to the extent incurred, shall have been paid in full by the Borrower.
Section 8.2. All Extensions of Credit. The obligation of the Bank to make the Bank Revolving Loans or the obligation of the Bank to issue any Letter of Credit is subject to the following additional conditions precedent:
(a) No Default. No Default shall have occurred and be continuing, or would result from the Bank Revolving Loan or Letter of Credit;
(b) Representations and Warranties. All of the representations and warranties contained in Article 9 hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extensions of credit with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and
Each request for borrowing by the Borrower hereunder and each request for the issuance of a Letter of Credit, shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies the Bank prior to the date of such borrowing, as of the date of such borrowing or issuance of a Letter of Credit).
ARTICLE 9.
Representations and Warranties
To induce the Bank to enter into this Agreement, the Parent and the Borrower each represents and warrants to the Bank that:
Section 9.1. Corporate Existence. The Borrower and each Obligated Party (a) is a corporation or other entity (as reflected on Schedule 9.14) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted, and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Borrower and each Obligated Party has the corporate power and authority to execute, deliver, and perform their respective obligations under the Loan Documents to which it is or may become a party.
Section 9.2. Financial Statements. The Parent has delivered to the Bank audited consolidated financial statements of the Parent and the Subsidiaries as of and for the Fiscal Year ended September 30, 2008 and an unaudited consolidated financial statement of the Parent and the Subsidiaries for the Fiscal Quarter ending December 31, 2008. Such financial statements, have been prepared in accordance with GAAP (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year end adjustments) and present fairly, in all material respects, on a consolidated basis, the financial condition of the Parent and the Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of the Obligated Parties has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, or properties of the Parent and the Subsidiaries taken as a whole since the effective date of the most recent financial statements referred to in this Section 9.2.
Section 9.3. Corporate Action; No Breach. The execution, delivery, and performance by the Borrower and each Obligated Party of the Loan Documents to which each is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrower and each Obligated Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws or other governing documents of the Borrower or any of the Obligated Parties, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator or (iii) any material agreement or instrument to which the Borrower or any Obligated Party is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided herein) upon any of the revenues or assets of the Borrower or any Obligated Party.
Section 9.4. Operation of Business. The Borrower and each of the Obligated Parties possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each of the Obligated Parties are not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have a Material Adverse Effect.
Section 9.5. Litigation and Judgments. As of the Closing Date, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Obligated Party, that would, if adversely determined, have a Material Adverse Effect. As of the Closing

Date, there are no outstanding final judgments against the Borrower or any Obligated Party for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) for which a stay of execution has not been procured and is continuing in effect.
Section 9.6. Rights in Properties; Liens. The Borrower and each Obligated Party have good title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 9.2, and none of the properties, assets, or leasehold interests of the Borrower or any Obligated Party is subject to any Lien, except as permitted by Section 11.2.
Section 9.7. Enforceability. The Loan Documents to which the Borrower or any Obligated Party is a party, when delivered, shall constitute the legal, valid, and binding obligations of the Borrower or the Obligated Party, as applicable, enforceable against the Borrower or the applicable Obligated Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.
Section 9.8. Approvals. All authorizations, approvals, and consents of, and all filings or registrations with, any Governmental Authority or third party necessary for the execution, delivery, or performance by the Borrower or any Obligated Party of the Loan Documents, to which each is or may become a party or for the validity or enforceability thereof have been obtained or made.
Section 9.9. Debt. The Borrower and the Obligated Parties have no Debt, except as permitted by Section 11.1.
Section 9.10. Taxes. The Borrower and each Obligated Party have filed all material tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established. The Borrower knows of no pending investigation of the Borrower or any Obligated Party by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Obligated Party.
Section 9.11. Margin Securities. Neither the Borrower nor any Obligated Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Revolving Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.
Section 9.12. ERISA. The Borrower and each Obligated Party are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. Neither the Borrower nor any ERISA Affiliate currently or in the last six years has participated in or contributed to a Multiemployer Plan or a defined benefit plan within the meaning of Section 3(35) of ERISA. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans. The present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA, by an amount that will exceed Five Hundred Thousand Dollars ($500,000).
Section 9.13. Disclosure. All factual information (other than budgets or projections) furnished by or on behalf of the Borrower in writing to the Bank (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Bank, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.
Section 9.14. Subsidiaries. As of the Closing Date, the Parent has no Subsidiaries other than those listed on Schedule 9.14 hereto. Schedule 9.14 sets forth the organizational type of each Subsidiary listed thereon, the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Parent’s or a Subsidiary’s ownership of the outstanding voting stock (or other ownership interests) of each such Subsidiary and, the authorized, issued, and outstanding capital stock (or other equity interests) of each such Subsidiary. All of the outstanding capital stock (or other equity interests) of each Subsidiary listed on Schedule 9.14 has been validly issued, is fully paid, and is nonassessable.
Section 9.15. Agreements. Neither the Borrower nor any Obligated Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Obligated Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party other than defaults which will not have a Material Adverse Effect.
Section 9.16. Compliance with Laws. Neither the Borrower nor any Obligated Party is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator which violation would reasonably be expected to have a Material Adverse Effect.
Section 9.17. Investment Company Act. Neither the Borrower nor any Obligated Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 9.18. Public Utility Holding Company Act. Neither the Borrower nor any Obligated Party is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 9.19. Environmental Matters. Except as set forth on Schedule 9.19 or to the extent any of the following would not have a Material Adverse Effect:
(a) The Borrower, each Obligated Party, and all of their respective properties, assets, and operations are in material compliance with all applicable Environmental Laws. The Borrower is not aware of, nor has the Borrower received written notice of, any past, present, or future conditions, events, activities, practices, or incidents which are reasonably likely to interfere with or prevent the material compliance or continued material compliance of the Borrower and the Obligated Parties with all Environmental Laws;
(b) The Borrower and each Obligated Party have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and the Obligated Parties are in material compliance with all of the terms and conditions of such permits;
(c) No Hazardous Materials have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Obligated Party by the Borrower or any Obligated Party, and to the knowledge of the Borrower, no Hazardous Materials are present at such properties, except in material compliance with Environmental Laws. The use which the Borrower and the Obligated Parties make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except in compliance with Environmental Laws;
(d) Neither the Borrower nor any of the Obligated Parties nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;
(e) Neither the Borrower nor any of the Obligated Parties owns or operates a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and the Obligated Parties are in material compliance with all applicable financial responsibility requirements of all Environmental Laws;
(f) Neither the Borrower nor any of the Obligated Parties has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and
(g) No Lien arising under any Environmental Law is attached to any property or revenues of the Borrower or the Obligated Parties.
Section 9.20. Solvency. The Borrower and each Obligated Party, both individually and on a consolidated basis: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay probable liabilities of then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
Section 9.21. Benefit Received. The Borrower and the Obligated Parties will receive reasonably equivalent value in exchange for the obligations incurred under the Loan Documents to which each is a party.
ARTICLE 10.
Positive Covenants
The Parent and the Borrower covenant and agree that, as long as the Obligations or any part thereof are outstanding or the Bank has any Bank Revolving Commitment hereunder, they will perform and observe the following positive covenants:
Section 10.1. Reporting Requirements. The Borrower will furnish to the Bank:
(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, beginning with the Fiscal Year ending on September 30, 2009, a copy of the following financial statements of the Parent and the Subsidiaries on an audited, consolidated basis, and, if requested by the Bank, on an unaudited, consolidating basis: balance sheets and statements of income, retained earnings, and cash flow as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail. Each of the audited financial statements shall be certified on an unqualified basis by independent certified public accountants of recognized standing acceptable to the Bank, to the effect that such report has been prepared in accordance with GAAP;
(b) Monthly Financial Statements and Borrowing Base Certificate. As soon as available, and in any event within thirty (30) days after the end of each month of each Fiscal Year, a copy of an unaudited financial report of the Parent and the Subsidiaries as of the end of such period containing, on a consolidated basis, and, if requested by the Bank, on a consolidating basis, a balance sheet and statements of income, in each case setting forth in comparative form the figures for the corresponding month of the preceding Fiscal Year, all in reasonable detail certified by a Responsible Party of the Parent to have been prepared in accordance with GAAP and to fairly present in all material respects (in each case, subject to the absence of footnotes and subject to year end audit adjustments) the financial condition and results of operations of the Parent and the Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein together with a Borrowing Base Certificate signed by a Responsible Party of the Parent;
(c) Compliance Certificate. With respect to the Fiscal Quarter ending on June 30, 2009 and each Fiscal Quarter thereafter, within forty-five (45) days after the end of each Fiscal Quarter, or with respect to the last Fiscal Quarter of each Fiscal Year, within ninety (90) days of the end of such Fiscal Quarter, a Compliance Certificate;
(d) Annual Projections. As soon as available and in any event within forty-five (45) days after the beginning of each Fiscal Year, the Parent will deliver its consolidated forecasted profit and loss statement for the current Fiscal Year set forth on a Fiscal Quarter by Fiscal Quarter basis consistent with the Parent’s historical financial statements, together with appropriate supporting details, a statement of underlying assumption and a proforma projection of the Parent’s compliance with the financial covenants in this Agreement for the same period;
(e) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Parent or any of the Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, or properties of the Parent or any of the Subsidiaries;
(f) Notice of Litigation. Promptly after the Borrower’s becoming aware of the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Obligated Party which, if determined adversely to the Borrower or such Obligated Party, could reasonably be expected to have a Material Adverse Effect;
(g) Notice of Default. As soon as possible and in any event within five (5) Business Days after a Responsible Party of the Borrower or a Responsible Party of any Obligated Party has knowledge of the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
(h) ERISA Reports. If requested by the Bank, promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Obligated Party files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) Business Days after the Borrower or any Obligated Party knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Obligated Party has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of a Responsible Party of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto. The Borrower will provide to the Bank at least thirty (30) days prior written notice before the Borrower or any ERISA Affiliate incurs any liability with respect to a Multiemployer Plan or becomes the sponsor of or obligated with respect to any defined benefit plan with the meaning of Section 3(35) of ERISA;
(i) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished by the Borrower to any other party pursuant to the terms of any material indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 10.1;
(j) Notice of Material Adverse Effect. As soon as possible and in any event within five (5) Business Days after a Responsible Party of the Borrower or a Responsible Party of any Obligated Party has knowledge of the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect;
(k) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Obligated Party to its stockholders generally and one copy of each regular, periodic, or special report, registration statement, or prospectus filed by the Borrower or any Obligated Party with any securities exchange or the Securities and Exchange Commission or any successor agency;
(l) General Information. Promptly, such other information concerning the Borrower or any Obligated Party as the Bank may from time to time reasonably request.
Section 10.2. Maintenance of Existence; Conduct of Business. The Parent will, and will cause each of the Subsidiaries to, preserve and maintain (i) its existence (except as permitted by Section 11.3) and (ii) all of its privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Parent will, and will cause each of the Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.
Section 10.3. Maintenance of Properties. The Parent will, and will cause each of the Subsidiaries to, maintain, keep, and preserve all of its material properties necessary in the conduct of its business in good working order and condition (exclusive of ordinary wear, tear and casualty).
Section 10.4. Taxes and Claims. The Parent will, and will cause each of the Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all valid and lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither the Parent nor any of the Subsidiaries shall be required to pay or discharge: (i) any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established or (ii) any taxes, levies, assessments, or governmental charges which, in any individual case or in the aggregate, would exceed Five Thousand Dollars ($5,000).
Section 10.5. Insurance. The Parent will, and will cause each of the Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which each operates, provided that in any event the Parent and the Borrower will maintain and cause each of the Subsidiaries to maintain worker’s compensation insurance (or alternate comparable coverage as required by law), property insurance, comprehensive general liability insurance and professional liability insurance reasonably satisfactory to the Bank. Each general liability insurance policy shall name the Bank as additional insured and shall provide that such policy will not be canceled or materially changed without fifteen (15) days prior written notice to the Bank.
Section 10.6. Inspection Rights. Upon prior notice and from time to time during normal business hours, the Parent will, and will cause each of the Subsidiaries to, permit representatives of the Bank to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. When a Default exists, the prior notice described in the first sentence of this Section 10.6 shall not be required.
Section 10.7. Keeping Books and Records. The Parent will, and will cause each of the

Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
Section 10.8. Compliance with Laws. The Parent will, and will cause each of the Subsidiaries to, comply in all material respects with all applicable laws (including, without limitation, all Environmental Laws and ERISA), rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.
Section 10.9. Compliance with Agreements. The Parent will, and will cause each of the Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.
Section 10.10. Further Assurances, Subsidiary Guarantees and Environmental Matters.
(a) Further Assurance. The Parent will, and will cause each of the Subsidiaries to, execute and deliver such further documentation and take such further action as may be reasonably requested by the Bank to carry out the provisions and purposes of the Loan Documents.
(b) Subsidiary Guarantees. Upon the creation or acquisition of any Subsidiary, the Parent shall cause such Subsidiary to execute and deliver a Joinder Agreement and such other documentation as the Bank may reasonably request to cause such Subsidiary to evidence or otherwise implement the guaranty for repayment of the Obligations contemplated by the Master Guaranty.
(c) Environmental Reports. If the Bank at any time has reasonable basis to believe that there may be a material violation of any Environmental Laws by, or any material liability arising thereunder of, the Borrower, the Parent or any Subsidiary, then the Borrower agrees, upon the written request of the Bank to provide the Bank with such environmental reports and assessments, certificates, engineering studies or other written material or data as the Bank may reasonably require relating thereto. If the Bank at any time has reasonable basis to believe that there may be a violation of any Environmental Laws by, or any liability arising thereunder of, the Borrower, the Parent or any Subsidiary which violation or liability is reasonably likely to have a Material Adverse Effect, then the Borrower agrees, upon the written request of the Bank to provide the Bank with such environmental reports and assessments, certificates, engineering studies or other written material or data as the Bank may require relating thereto. In the event that the Bank reasonably determines from the environmental reports or information delivered pursuant to this clause (c) of this Section 10.10 or pursuant to any other information, that Remedial Action is necessary with respect to the Borrower, the Parent or any Subsidiary or its property, the Borrower shall take such Remedial Action or other action as the Bank may reasonably require to cure, or protect against, any material violation or potential violation of any Environmental Laws or any material actual or potential Environmental Liability.
Section 10.11. ERISA. The Parent will, and will cause each of the Subsidiaries to, comply with all minimum funding requirements and all other requirements of ERISA, if applicable, so as not to give rise to any liability which will have a Material Adverse Effect.
Section 10.12. Primary Bank Accounts. The Borrower shall maintain its primary deposit and disbursement accounts with the Bank.

ARTICLE 11.
Negative Covenants
The Parent covenants and agrees that, as long as the Obligations or any part thereof (other than contingent obligations) are outstanding or the Bank has any Bank Revolving Commitment hereunder, it will perform and observe the following negative covenants:
Section 11.1. Debt. The Parent will not, and will not permit any Subsidiary to, incur, create, assume, or permit to exist any Debt, except:
(a) Debt to the Bank pursuant to the Loan Documents and existing Debt described on Schedule 11.1;
(b) Intercompany Debt owed by any Subsidiary to the Parent or any other Subsidiary; provided that (i) the obligations of each obligor of such Debt must be subordinated in right of payment to any liability such obligor may have for the Obligations from and after such time as any portion of the Obligations shall become due and payable (whether at stated maturity, by acceleration or otherwise) and (ii) such Debt must be incurred in the ordinary course of business and on terms customary for intercompany borrowings or must be made on such other terms and provisions as the Agent may reasonably require;
(c) Debt not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding secured by purchase money Liens permitted by Section 11.2;
(d) Obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on the Parent’s or one of the Subsidiaries’ behalf in accordance with the policies issued to the Parent and the Subsidiaries;
(e) Guaranties incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, and other similar obligations not exceeding at any time outstanding Five Hundred Thousand Dollars ($500,000) in aggregate liability;
(f) Debt arising in connection with any interest rate swap, cap, collar or similar agreements entered into to enable Borrower to fix or limit its actual interest expense;
(g) Debts, other than the Debts specifically described in clauses (a) through (f) of this Section 11.1, which in the aggregate do not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.
Section 11.2. Limitation on Liens. The Parent will not, and will not permit any of the Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except the following:
(a) Existing Liens and any replacement, renewal or extension thereof that do not increase the outstanding principal amount thereof or extend to any additional assets;
(b) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Parent or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;
(c) Liens (other than Liens relating to Environmental Liabilities or ERISA) for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established;
(d) Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established;
(e) Liens resulting from good faith deposits to secure payments of worker’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, and contracts (other than for payment of Debt);
(f) Liens for purchase money obligations and Capital Lease Obligations; provided that: (i) the Debt secured by any such Lien is permitted under Section 11.1; and (ii) any such Lien encumbers only the asset so purchased;
(g) Liens related to any attachment or judgment not constituting an Event of Default;
(h) Liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement; and
(i) Liens to the Bank.
Except for this Agreement, the other Loan Documents and as otherwise provided herein, neither the Parent nor the Borrower will, and each will not permit any of the Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such companies to: (1) pay dividends or make any other distribution on any of such company’s capital stock (or other equity interests) owned by the Parent or any of the Subsidiaries; (2) subject to subordination provisions, pay any Debt owed to the Parent or any of the Subsidiaries; (3) make loans or advances to the Parent or any of the Subsidiaries; or (4) transfer any of its property or assets to the Parent or any of the Subsidiaries.
Section 11.3. Mergers, Etc. The Parent will not, and will not permit any of the Subsidiaries to, become a party to a merger or consolidation; or purchase or otherwise acquire all or a substantial part of the business or assets of any Person or any shares or other evidence of beneficial ownership of any Person in an aggregate amount exceeding Two Million Dollars ($2,000,000) during the entire term of this Agreement reduced by amounts paid by the Parent for dividends and repurchase or redemption of its capital stock pursuant to Section 11.4 of this Agreement; or wind-up, dissolve, or liquidate itself; provided that, (a) the Parent and the Subsidiaries may acquire assets or shares or other evidence of beneficial ownership of a Person in accordance with the restrictions set forth in Section 11.5; (b) if no Default exists or would result, any Subsidiary

(other than the Borrower) may merge into or consolidate with the Borrower, the Parent or any other Subsidiary if, with respect to a merger into a Subsidiary, the surviving Person is or becomes a wholly owned Subsidiary directly owned by the Parent, assumes the obligations of the applicable Subsidiary under the Loan Documents and is solvent as contemplated under Section 9.20 hereunder after giving effect to such merger or consolidation, and (c) the Parent or any wholly owned Subsidiary directly owned by the Parent (the “Acquiring Company”) may acquire all or substantially all of the assets of any other Subsidiary (a “Transferring Subsidiary”), other than the Borrower, if the Acquiring Company assumes all the Transferring Subsidiary’s liabilities (including without limitation, all liabilities of the Transferring Subsidiary under the Loan Documents to which it is a party) and, following such assignment and assumption, such Transferring Subsidiary may wind up, dissolve and liquidate.
Section 11.4. Restrictions on Dividends and other Distributions. The Parent will not, and will not permit any Subsidiary to, directly or indirectly declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock (or other equity interest) of the Parent or any Subsidiary now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock (or other equity interest) of the Parent or any Subsidiary now or hereafter outstanding; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of stock (or other equity interest) of the Parent or any Subsidiary now or hereafter outstanding; except that if no Default exists or would result therefrom: (i) Subsidiaries may make, declare and pay dividends and make other distributions with respect to their capital stock (or other equity interest) for the sole purpose of enabling the Parent to pay the actual cash taxes of the Parent attributable to the earnings of the Subsidiaries and (ii) Parent may declare and pay dividends and repurchase or redeem its capital stock in an aggregate amount not to exceed $2,000,000 during the entire term of this Agreement. For the avoidance of doubt, this Section shall not be deemed to prohibit the Borrower from making payments at any time to pay the Parent’s expenses incurred in the ordinary course of the Parent’s and the Borrower’s businesses and such payments may be made to the Parent or on behalf of the Parent.
Section 11.5. Investments. The Parent will not, and will not permit any of the Subsidiaries to, make or permit to remain outstanding any advance, loan, other extension of credit, or capital contribution to or investment in any Person, or purchase or own any stock, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person, except:
(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;
(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of Two Hundred Fifty Million Dollars ($250,000,000);
(c) commercial paper or bonds of a domestic issuer if at the time of purchase such paper or bonds are rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, Inc.;

(d) current trade and customer accounts receivable for services rendered in the ordinary course of business;
(e) shares of any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in investment of the type described in clauses (a) through (c) of this Section 11.5;
(f) advances to employees for business expenses incurred in the ordinary course of business;
(g) existing investments described on Schedule 11.5 hereto and investments in Subsidiaries;
(h) loans, advances and other extensions of credit to Subsidiaries made in accordance with the restrictions set forth in Section 11.1(b); provided that, at the time any such loan, advance or other extension of credit is made, no Default exists or would result therefrom;
(i) Guarantees permitted by Section 11.1;
(j) in addition to advances made pursuant to clause (f) above, loans to employees provided that the aggregate outstanding amount of all loans to employees does not exceed Two Hundred Seventy Five Thousand Dollars ($275,000) at any time outstanding;
(k) shares of Parent’s stock redeemed or repurchased as permitted in Section 11.4; and
(l) investments in securities in connection with an acquisition permitted in Section 11.3.
For the avoidance of doubt, this Section shall not be deemed to prohibit the Borrower from making payments at any time to pay the Parent’s expenses incurred in the ordinary course of the Parent’s and the Borrower’s businesses and such payments may be made to the Parent or on behalf of the Parent.
Section 11.6. Limitation on Issuance of Capital Stock. The Parent will not permit any Subsidiary to, at any time issue, sell, assign, or otherwise dispose of (a) any of its capital stock (or other equity interests), (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its capital stock (or other equity interests), or (c) any option, warrant, or other right to acquire any of its capital stock (or other equity interests); provided, however, that the Parent or any Subsidiary may issue securities in connection with (i) any existing employee or director stock options or existing employee or director stock option plans or (ii) any business acquisition that is consented to by the Bank.
Section 11.7. Transactions With Affiliates. The Parent will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Parent or such Subsidiary, except: (a) in the ordinary course of and pursuant to the reasonable requirements of the Parent’s or such Subsidiaries’ business and upon fair and reasonable terms no less favorable to the Parent or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Parent or such Subsidiary; (b) management fees and indemnification payments paid under the terms of that certain Amended and Restated Consulting Agreement dated as of January 28, 1994, among Tufco Technologies, Inc., Tufco Industries,

Inc., Executive Converting Corporation, Bradford Investment Partners, L.P. and Bradford Ventures Ltd., as the same may be amended by the Parent’s board of directors; (c) fees and expenses paid to members of the Parent’s Board of Directors for their services as directors of the Parent in the ordinary course of business; and (d) typical indemnification agreements (including those contained in the bylaws and partnership agreements) granted in favor of officers, directors and shareholders protecting them from claims made in their capacities as such. For the avoidance of doubt, this Section shall not be deemed to prohibit the Borrower from making payments at any time to pay the Parent’s expenses incurred in the ordinary course of the Parent’s and the Borrower’s businesses and such payments may be made to the Parent or on behalf of the Parent.
Section 11.8. Disposition of Assets. The Parent will not, and will not permit any of the Subsidiaries to, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions of inventory in the ordinary course of business; (b) dispositions of unnecessary, obsolete or worn out equipment, or other equipment that is replaced by equipment of equal or greater value; (c) use of cash and cash equivalents in the ordinary course of business; (d) sales and transfers to Borrower, Parent or any of their respective Subsidiaries; (e) the sale, discount or transfer of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection in accordance with past practices; and (f) if no Default exists or would result therefrom, other dispositions of assets if the aggregate book value of the assets disposed of does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate during any twelve (12) month period.
Section 11.9. Lines of Business. The Parent will not, and will not permit any of the Subsidiaries to, engage in any line or lines of business activity other than the businesses in which they are engaged on the Closing Date and any businesses which are similar or related to those currently engaged in by such company.
Section 11.10. Sale and Leaseback. The Parent will not, and will not permit any of the Subsidiaries to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.
Section 11.11. Prepayment of Debt. The Parent will not, and will not permit any of the Subsidiaries to, prepay or optionally redeem any Debt other than the Obligations.
ARTICLE 12.
Financial Covenants
The Parent covenants and agrees that, as long as the Obligations or any part thereof are outstanding or the Bank has any Bank Revolving Commitment hereunder, the Parent will perform and observe the following financial covenants:
Section 12.1. Minimum Consolidated Tangible Net Worth. The Parent shall not permit the Consolidated Tangible Net Worth to be less than $25,000,000.00.
Section 12.2. Consolidated After Tax Net Income. The Parent shall maintain a Consolidated After Tax Net Income on a cumulative basis in Fiscal Year 2009 of not less than a negative

$1,000,000 as of March 31, 2009 and a negative $1,200,000 as of June 30, 2009 and September 30, 2009. Thereafter, the Parent shall maintain a Consolidated After Tax Net Income of not less than a negative $250,000 on a cumulative basis during the first nine months of any Fiscal Year and not less than $0 on a cumulative basis as of any Fiscal Year end.
“Consolidated After Tax Net Income” means, for any period, the Parent’s and its Subsidiaries consolidated after tax net income (or loss) determined in conformity with GAAP (with inventory being valued at the lower of (i) its market value or (ii) its historical cost (measured on a first-in, first-out basis), but excluding to the extent included and without duplication:
(a) any extraordinary, nonrecurring or non-operating gain or revenue;
(b) any extraordinary, nonrecurring or non-operating loss or expense which is non-cash;
(c) any gains or losses realized upon the sale or other disposition of any capital stock or debt security of the Parent or any Subsidiary;
(d) any gains or losses from the disposal of a discontinued business;
(e) any net gains or losses arising from the extinguishment of any debt of the Parent or any Subsidiary;
(f) any restoration to income of any contingency reserve relating to any long term assets or long term liability, except to the extent that provision for such reserve was made out of income accrued during such period;
(g) the cumulative effect of any change in an accounting principle on income of prior periods;
(h) any deferred credit representing the excess of equity in any acquired company or assets at the date of acquisition over the cost of the investment in such company or asset;
(i) the income from any sale of assets in which the book value of such assets prior to their sale had been the book value inherited by the Parent or Subsidiary from a transfer of such assets;
(j) the income (or loss) of any Person (other than Parent or a Subsidiary) in which the Parent or a Subsidiary has an ownership interest; provided, however, that (i) Consolidated After Tax Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Parent or Subsidiary in the form of dividends or similar distributions and (ii) Consolidated After Tax Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Parent or Subsidiary in such Person for the purpose of funding any deficit or loss of such Person;
(k) any reduction in or addition to income tax expense resulting from an increase or decrease in a deferred income tax asset due to the anticipation of future income tax benefits;
(l) any reduction in or addition to income tax expense due to the change in a statutory tax rate resulting in an increase or decrease in a deferred income tax asset or in a deferred income tax liability;

(m) any gains or losses attributable to returned surplus assets of any pension-benefit plan or any pension credit attributable to the excess of (i) the return on pension-plan assets over (ii) the pension obligation’s service cost and interest cost; and
(n) the income or loss of any Person acquired by the Parent or a Subsidiary for any period prior to the date of such acquisition.
Section 12.3. Funded Debt to EBITDA. In the event the Parent’s consolidated Funded Debt to EBITDA ratio, measured on a trailing twelve month basis exceeds 3.0 :1.0 for two consecutive Fiscal Quarters, the Borrower shall grant to the Bank a first priority lien on its Accounts Receivables and Inventory and shall execute and deliver to the Bank a Commercial Security Agreement and Financing Statement(s) to grant and perfect the same all in form and substance reasonably acceptable to the Bank.
ARTICLE 13.
Default
Section 13.1. Events of Default. Each of the following shall be deemed an “Event of Default”:
(a) The Borrower shall fail to pay when due any principal, interest, fees or other Obligations payable under any Loan Document or any part thereof.
(b) Any representation, warranty, or certification made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with any Loan Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made; provided that if (a) at the time such representation, warranty or certification was made, each of the Borrower and each Obligated Party reasonably believed its accuracy and (b) the circumstances which resulted in the inaccurate or misleading representation, warranty or certification are capable of being remedied, then an Event of Default shall not occur herein on account thereof until twenty (20) days after the earlier of (i) the date the Borrower or any Obligated Party became aware of the inaccurate or misleading representation, warranty or certification or (ii) the date the Bank provides the Borrower with notice thereof.
(c) The Borrower or any Obligated Party shall fail to perform, observe or comply with any covenant, agreement, or term contained in Section 10.1(g), Section 10.2(i), Section 10.6, Article 11 or Article 12 of this Agreement.
(d) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in any Loan Document (other than covenants to pay the Obligations and the covenants described in Section 13.1(c)) and such failure shall continue for a period of twenty (20) days after the earlier of (i) the date the Bank provides the Borrower with notice thereof or (ii) the date the Borrower has knowledge of such failure and should have, with the exercise of reasonable diligence, notified the Bank thereof in accordance with Section 10.1(g).

(e) The Borrower or any Obligated Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator, or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the “Bankruptcy Code”), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to, or be generally unable to pay its debts as such debts become due, or (vii) take any corporate action for the purpose of effecting any of the foregoing.
(f) A proceeding or case shall be commenced, without the application, approval, or consent of the Borrower or any Obligated Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement, or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator, or the like of the Borrower or any such Obligated Party or of all or any substantial part of its property, or (iii) similar relief in respect of the Borrower or any such Obligated Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) or more days, or an order for relief against the Borrower or any Obligated Party shall be entered in an involuntary case under the Bankruptcy Code.
(g) The Borrower or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) against any of its assets or properties.
(h) A final judgment or judgments for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered by a court or courts against the Borrower or any Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and the Borrower or the relevant Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.
(i) The Borrower or any Obligated Party shall fail to pay when due any principal of or interest on any Debt if the aggregate principal amount of the affected Debt equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000) (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof or any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000) that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof of require any such prepayment.

(j) This Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Obligated Party or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents.
(k) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan or Multiemployer Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could reasonably be expected to subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed Five Hundred Thousand Dollars ($500,000).
Section 13.2. Remedies. If any Event of Default shall occur and be continuing, the Bank may do any one or more of the following:
(a) Acceleration. By notice to the Borrower, declare all outstanding principal of and accrued and unpaid interest on the Revolving Note and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
(b) Termination of Commitment. Terminate the Bank Revolving Commitment without notice to the Borrower (however substantially contemporaneously with the termination of the Bank Revolving Commitment, the Bank agrees to promptly notify the Borrower that the Bank Revolving Commitment has been terminated, provided, that the failure to give such notice shall not affect the validity of such termination).
(c) Judgment. Reduce any claim to judgment from a court of law.
(d) Rights. Exercise any and all rights and remedies afforded by the laws of the State of Wisconsin or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.
Provided, however, that upon the occurrence of an Event of Default under Section 13.1(e) or Section 13.1(f), the Bank Revolving Commitment shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Revolving Note and all other amounts payable by the Borrower under the Loan Documents shall thereupon become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.
Section 13.3. Performance by the Bank. If the Borrower or any Obligated Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Bank may perform or attempt to perform such covenant or agreement on behalf of the Borrower or the applicable Obligated Party. In such event, the Borrower shall, at the request of the Bank, promptly pay any amount reasonably expended by the Bank in connection with such performance or attempted performance to the Bank at the Principal Office, together with interest thereon at the applicable Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Bank shall not have any liability or responsibility for the performance of any obligation of the Borrower or any Obligated Party under any Loan Document.
Section 13.4. Setoff. If an Event of Default shall have occurred and be continuing, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower or any Obligated Party (any such notice being hereby expressly waived by the Borrower and each Obligated Party), to set off and apply any and all deposits (general, time, demand, provisional, or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower or any Obligated Party against any and all of the Obligations, irrespective of whether or not the Bank shall have made any demand under such Loan Documents and although such Obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of the Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.
Section 13.5. Continuance of Default. For purposes of all Loan Documents, a Default shall be deemed to have continued and exist until the Bank shall have actually received evidence satisfactory to the Bank that such Default shall have been remedied.
Section 13.6. Cash Collateral. If an Event of Default shall have occurred and be continuing, the Borrower shall, if requested by the Bank, pledge to the Bank as security for the Obligations an amount in immediately available funds equal to the then outstanding Commercial and Standby L/C Liabilities, such funds to be held in a cash collateral account with the Bank without any right of withdrawal by the Borrower until the outstanding Letters of Credit are drawn on or cancelled or back-up letter of credit is/are provided.
ARTICLE 14.
(RESERVED)
ARTICLE 15.
Miscellaneous
Section 15.1. Expenses. The Borrower hereby agrees to pay after presentation of invoices with sufficient detail:
(a) all reasonable costs and expenses of the Bank arising in connection with the preparation, negotiation, execution, delivery, syndication, distribution and review of the Loan Documents and all amendments or other modifications to the Loan Documents, including, without limitation, the reasonable fees and expenses of legal counsel for the Bank in an amount not to exceed $25,000.00; (b) all costs and expenses of the Bank in connection with any Default and the enforcement of any Loan Document, including, without limitation, the fees and expenses of legal counsel for the Bank (including the allocated costs of in house counsel); (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of any Loan Document; and (d) all other reasonable costs and expenses incurred by the Bank in connection with any Loan Document, including, without limitation, all costs, expenses, and other charges incurred in connection with obtaining any lien search in respect of any assets of the Borrower or any Subsidiary, but not any audit, appraisal or environmental assessment expenses.
Section 15.2. Indemnification. THE BORROWER SHALL INDEMNIFY THE BANK AND EACH AFFILIATE THEREOF AND ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OR ANY OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING; PROVIDED THAT THE PERSON ENTITLED TO BE INDEMNIFIED UNDER THIS SECTION 15.2 SHALL NOT BE INDEMNIFIED FROM OR HELD HARMLESS AGAINST ANY LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, OR EXPENSES ARISING OUT OF OR RESULTING FROM ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. WITHOUT LIMITING ANY PROVISION OF ANY LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.

Section 15.3. Limitation of Liability. None of the Bank, or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and the Borrower and, by the execution of the Loan Documents to which it is a party, each Obligated Party, hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, exemplary, consequential, or punitive damages suffered or incurred by the Borrower or any Obligated Party in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents.
Section 15.4. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Bank shall have the right to act exclusively in the interest of the Bank and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower’s shareholders or any other Person.
Section 15.5. No Fiduciary Relationship. The relationship between the Borrower and the Obligated Parties on the one hand and the Bank on the other is solely that of debtor and creditor, and the Bank has no fiduciary or other special relationship with the Borrower or any Obligated Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Obligated Parties on the one hand and the Bank on the other to be other than that of debtor and creditor.
Section 15.6. Equitable Relief. The Borrower recognizes that in the event the Borrower or any Obligated Party fails to pay, perform, observe, or discharge any or all of the obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Bank. The Borrower therefore agrees that the Bank, if the Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 15.7. No Waiver; Cumulative Remedies. No failure on the part of the Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.
Section 15.8. Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower or the Parent without such consent shall be null and void) and (ii) the Bank may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 15.8. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in this Section 15.8(c)) and, to the extent expressly contemplated hereby, the Related Parties of the Bank, any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in Section 15.8(b)(ii), the Bank (the “Assigning Bank”) may assign to one or more Persons (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of the Bank Revolving Commitment and the Bank Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of the Bank, an Approved Fund (as defined below) or, if an Event of Default under Section 13.1(a), Section 13.1(e), or Section 13.1(f) has occurred and is continuing.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to an Affiliate of the Bank or an assignment of the entire remaining amount of the Assigning Bank’s Revolving Commitment or Revolving Loans, the amount of the Revolving Commitment or Revolving Loans of the Assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Borrower) shall not be less than Two Million Dollars ($2,000,000) unless each of the Borrower and the Bank otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 13.1(a), Section 13.1(e), or Section 13.1(f) has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the Assigning Bank’s rights and obligations under this Agreement; and
(C) in the case of an assignment to a CLO (as defined below), the Assigning Bank shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Assigning Bank and such CLO may provide that such Assigning Bank will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 15.1l(b) that affects such CLO.
For the purposes of this Section 15.8(b), the terms “Approved Fund” and “CLO” have the following meanings:
“Approved Fund” means (a) a CLO and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.
“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank.
(iii) Subject to acceptance, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Bank under this Agreement, and the Assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Assigning Bank’s rights and obligations under this Agreement, such Assigning Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 7, Section 15.1 and Section 15.2). Any assignment or transfer by the Bank of rights or obligations under this Agreement that does not comply with this Section 15.8 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 15.8(c).
(c) (i) The Bank may, without the consent of the Borrower, sell participations in a minimum amount of $1,000,000 to one or more banks or other entities (a “Participant”) in all or a portion of the Bank’s rights and obligations under this Agreement (including all or a portion of the Bank Revolving Commitment and the Bank Revolving Loans owing to it); provided that (A) the Bank’s obligations under this Agreement shall remain unchanged, (B) the Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower and the Bank shall continue to deal solely and directly with each other in connection with the Bank’s rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which the Bank sells such a participation shall provide that the Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that the Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver regarding any of the following actions to the extent that it would affect the Participant: (1) any increase of the Bank’s Revolving Commitment, (2) any reduction of the principal amount of, or interest to be paid on, the Bank Revolving Loans or other Obligations of the Bank, (3) any reduction of any commitment fee, or other amount payable to the Bank under any Loan Document, (4) any postponement of any date for the payment of any amount payable in respect of the Bank Revolving Loans or other Obligations of the Bank, or (5) the release of Borrower or any Obligated Party. Subject to Section 15.8(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Article 7 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 15.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Bank.
(ii) A Participant shall not be entitled to receive any greater payment under Article 7 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(d) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.8 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(e) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15.8, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Parent or the Subsidiaries furnished to such Bank by or on behalf of the Parent or the Subsidiaries.
Section 15.9. Survival. All representations and warranties made in any Loan Document or in any document, statement, or certificate furnished in connection with any Loan Document shall survive the execution and delivery of the Loan Documents and no investigation by the Bank or any closing shall affect the representations and warranties or the right of the Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Article 7 and Sections 15.1 and 15.2 shall survive repayment of the Revolving Notes and termination of the Bank Revolving Commitment.
Section 15.10. Entire Agreement; Amendment and Restatement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.
Section 15.11. Waivers; Amendments.
(a) No waiver of any provision of any Loan Document or consent to any departure by the Borrower or any Obligated Party therefrom shall in any event be effective unless the same shall be permitted by Section 15.1l(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Bank Revolving Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.
Section 15.12. Maximum Interest Rate.
(a) No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any Obligation shall exceed the Maximum Rate, thereby causing the interest accruing on such Obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such Obligation shall not reduce the rate of interest on such Obligation below the Maximum Rate until the aggregate amount of interest accrued on such Obligation equals the aggregate amount of interest which would have accrued on such Obligation if the Contract Rate for such Obligation had at all times been in effect.
(b) No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the Obligations, and, if the principal of the Obligations has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Bank shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Obligations so that interest for the entire term does not exceed the Maximum Rate.
Section 15.13. Notices. All notices and other communications provided for in any Loan Document to which the Borrower or any Obligated Party is a party shall be given or made in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof and, if to an Obligated Party, at the address for notices for the Borrower, or, as to any party, at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in any Loan Document, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid.
Section 15.14. Governing Law; Venue of Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin and the applicable laws of the United States of America. ANY ACTION OR PROCEEDING AGAINST THE BORROWER UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE COURT LOCATED IN GREEN BAY OR MILWAUKEE, WISCONSIN OR ANY FEDERAL COURT IN THE EASTERN DISTRICT OF WISCONSIN. THE BORROWER HEREBY IRREVOCABLY (a) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. THE BORROWER AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 15.13 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT THE RIGHT OF THE BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN ANY OTHER JURISDICTION. ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE BANK SHALL BE BROUGHT ONLY IN A COURT LOCATED IN GREEN

BAY, OR MILWAUKEE, WISCONSIN.
Section 15.15. Counterparts. This Agreement may be executed in one or more counterparts and on telecopy counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
Section 15.16. Severability. Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of any Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.
Section 15.17. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Section 15.18. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Bank shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation. As of the Closing Date the Bank warrants and represents to the Borrower and the Parent there is no statute or regulation in effect which would limit or prohibit the making of the Bank Revolving Loans contemplated under this Agreement. In the event any such statute or regulation would become applicable, the Borrower shall have the right to remove and replace the Bank which would be subject to any such statute or regulation. In addition, the obligation to pay commitment fees to the Bank affected by any such statute or regulation shall cease during the period of any such limitation or prohibition.
Section 15.19. Construction. The Borrower, each Obligated Party (by its execution of the Loan Documents to which its is a party), the Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.
Section 15.20. Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 15.21. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:
IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, the Bank will ask for Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Bank to identify Borrower, and, if Borrower is not an individual, the Bank will ask for Borrower’s name, tax identification number, business address, and other information that will allow the Bank to identify Borrower. The Bank may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and, if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.
Section 15.22. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER AND PARENT: TUFCO, L.P.
By:	Tufco LLC, its Managing General Partner

By:	Tufco Technologies, Inc., Its Sole Managing Member

By:	/s/ Michael B. Wheeler
Michael B. Wheeler
Authorized Officer for the Managing Member

TUFCO TECHNOLOGIES, INC.
By:	/s/ Michael B. Wheeler
Michael B. Wheeler
Chief Financial Officer, Vice President and Secretary
Address for Notices to Borrower and Parent:
P.O. Box 23500
Green Bay, Wisconsin 54305
Telephone No: 920-336-0054
Facsimile No: 920-336-0344
Attention: Michael B. Wheeler
with a copy to:
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Carl de Brito, Esq.
Bradford Ventures, Ltd
360 Hamilton Ave., Suite 425
White Plains, New York 10601
Attention: Robert Simon

BANK: JPMORGAN CHASE BANK, N.A.
By:	/s/ Mark J. Fischer
	Name:	Mark J. Fischer
	Title:	Vice President

Address: 200 S. Adams Street
Green Bay, WI 54301
Telephone No.: (920) 436 -2506 Facsimile: No.: (920) 436-2523